NEWS
For Immediate Release                        From MasTec, Inc.
January 14, 1998                             3155 N.W. 77th Avenue
                                             Suite 135
                                             Miami, Florida 33122-1205
                                             Tel :      (305) 599-1800
                                             Fax :      (305) 406-1908
                                             For more information contact:
                                             Edwin D. Johnson,
                                             Chief Financial Officer
                                             ejohnson@mastec.com


                    MASTEC, INC. STRENGTHENS MANAGEMENT TEAM

     MIAMI, FL - MasTec, Inc. (NYSE: MTZ) announced today that Henry ("Hank") N. Adorno has been hired as the Company's Executive Vice President and Special Counsel. Mr. Adorno will report directly to Jorge Mas, President and Chief Executive of MasTec and will assume responsibility for the administration of day-to-day activities.

     Hank Adorno is a shareholder and founding partner of the law firm of Adorno & Zeder, P.A., one of the most successful law firms in South Florida. He began his legal career with the Dade County State Attorney's Office and later became Chief Assistant State Attorney to Janet Reno. In 1986, Mr. Adorno founded Adorno & Zeder, rapidly expanding to become a full service law firm with over seventy-five attorneys in Miami and Ft. Lauderdale.

     MasTec also announced the appointment of Juan Antonio Casanova as Chief Executive of Sintel, the Company's Spanish subsidiary. Mr. Casanova joined the Company this past November and has been leading the negotiations for a new labor agreement with Sintel's workforce. Prior to joining the Company, Mr. Casanova was a senior executive with Entrecanales Tavora, S.A., a major Spanish construction, industrial and service conglomerate. Mr. Casanova will be responsible for implementing the Company's restructuring plan for Sintel, including a reduction in workforce and the further streamlining of operating and management procedures, and will implement strategic marketing initiatives to expand Sintel's customer base and capitalize on recent developments in the telecommunications and cable television industries.

     In addition, the Company has announced that Ubiratan Rezende, Senior Vice President of International Operations, will be relocating to Sao Paulo, Brazil to spearhead corporate development activities for MasTec in the region. Dr. Rezende will also continue to oversee the activities of MasTec Inepar, S.A., MasTec's 51% owned telecommunications infrastructure construction subsidiary in Brazil. The Company believes that Brazil will be the fastest growing telecommunications construction market in the world over the next several years. Jorge Mas, President and Chief Executive Officer, said: "We at MasTec are very excited about the quality of management we continue to be able to attract to the Company. Hank Adorno has been a trusted advisor to the Mas family and subsequently to MasTec for many years. His strong administrative skills will be a welcome addition as the Company continues to meet the challenges of exponential growth. The further strengthening of our Spanish and Brazilian management teams is well timed to allow the Company to capitalize on the tremendous opportunities available both in Spain and throughout Latin America. We welcome Hank and Juan Antonio to the team and would like to extend a special thanks to Dr. Rezende for helping establish our current Brazilian operation and now agreeing to spearhead further development in the attractive Brazilian market."

     Opening the Lines of Communication (R) worldwide, MasTec is one of the world's leading telecommunications and related infrastructure service providers, serving clients throughout the United States, Latin America and Spain.

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